EXHIBIT 99

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS TO REALIGN NORTH AMERICAN OPERATIONS

Philadelphia, PA – November 12, 2008.  Crown Holdings, Inc. (NYSE: CCK) (Crown), today announced that it plans to close its food can plant in Dorval, Canada and its beverage can and crown (bottle cap) plant in Montreal, Canada.

In connection with the two plant closures, the Company expects to record a pre- and post-tax charge of approximately $21 million (CAD $26 million) in the fourth quarter of 2008 and $4 million in 2009.  In 2010, the Company will record an additional amount in the range of $20 million to $26 million when regulatory approval to settle pension plan obligations related to these plants is received.  The net cash cost of the shutdowns, after $7 million of anticipated property sale proceeds, is expected to be approximately $13 million.    The Company expects to relocate certain equipment from both facilities to other operations located in North America and in growing overseas markets.  The Company anticipates annual cost reductions of approximately $11 million.

“We regret the need to close both of these plants, a decision that was made only after considerable analysis,” stated John W. Conway, Crown’s Chairman and Chief Executive Officer.  “These actions are necessary to better match our capacity to geographic market demand and are consistent with the Company’s strategy to lower costs and enhance return on all assets deployed.”

The Dorval plant, constructed in 1989, operates seven manufacturing lines with an annual production capacity of 600 million cans in a variety of sizes.

The Montreal plant, which commenced production in 1956, produces both 12-ounce and 16-ounce aluminum beverage cans on one manufacturing line with an annual production capacity of 800 million cans.

There are approximately 175 employees who will be affected at the two plants, both of which are expected to close during the first quarter of 2009.

Cautionary Note Regarding Forward Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the ability of the Company to realize cost savings from its restructuring programs, to realize production and operating efficiencies and to generate proceeds from anticipated asset sales; the receipt of regulatory approvals; the impact of labor relations and workforce and social costs and changes in the Company’s strategic areas of focus. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward-Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2007 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, PA. For more information, visit www.crowncork.com.

For more information, contact: Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088.